                                                                    EXHIBIT 24-2

                                MCN CORPORATION

                          CERTIFIED COPY OF RESOLUTION

     I, Daniel L. Schiffer, Senior Vice President, General Counsel and Secretary of MCN Corporation, a Michigan corporation, DO HEREBY CERTIFY that the following is a true and complete copy of a resolution duly adopted by the Board of Directors of MCN Corporation on February 22, 1996:

           WHEREAS, the Board of Directors has determined that it was desirable and in the best interest of the Corporation that it be able to issue shares of its Common Stock for purchase by the Corporation's Dividend Reinvestment Plan, MichCon's Savings and Investment Plans, and Genix Corporation's Retirement Savings Plan for Salaried Employees and for awards of restricted stock under the Corporation's Stock Incentive Plan, and such Plans permit the use of original issue stock in addition to stock acquired through open market purchases.

           WHEREAS, the Board of Directors has determined that it is also desirable and in the best interest of the Corporation that it be able to authorize and issue an additional 900,000 and 600,000 shares of its Common Stock for purchase by MichCon's Savings and Investment Plans, respectively.

           NOW THEREFORE BE IT RESOLVED, that the Board authorizes the issuance to MichCon's Savings and Investment Plans of up to 900,000 shares and up to 600,000 shares, respectively, of the Corporation's Common Stock to be issued at prices equal to the market value of the Corporation's Common Stock at the time of sale or otherwise based on market prices as set forth in any each Plan.

           FURTHER RESOLVED, that the officers of the Corporation, and each of them, are authorized to execute any and all documents, and take any and all further actions as they, or any of them, may deem necessary or advisable in connection with the foregoing, including but not limited to:

            (a) executing and filing an application, and any and all amendments thereto, with the New York Stock Exchange for the listing of up to 1,500,000 shares of the Corporation's common stock.

            (b) executing such documents and effecting such filings as may be required under Blue Sky laws.

            (c) retaining and employing counsel and others whose service may be necessary or desirable in connection with the issuance and sale of such stock.

I further certify that said resolution remains in full force and effect on the date thereof.

     IN WITNESS WHEREOF, I have hereunto set my hand this 1st day of April, 1996.


                 /s/ Daniel L. Schiffer
                 ----------------------------
                     Daniel L. Schiffer
                   Senior Vice President,
                General Counsel and Secretary